UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SEMGROUP CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2011

Dear Stockholders:

The Annual Meeting of Stockholders of SemGroup Corporation, a Delaware corporation, will be held at the Doubletree Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136, on May 25, 2011, at 9:00 a.m., local time, for the following purposes:

1.	To elect the seven nominees named in the accompanying proxy statement to our Board of Directors;

2.	To consider and act on an advisory vote to approve the compensation of our executive officers disclosed in the accompanying proxy statement;

3.	To consider and act on an advisory vote regarding the frequency for which stockholders will have an advisory vote to approve the compensation paid to certain executive officers;

4.	To consider and act upon a proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 8, 2011, the record date, are entitled to notice of, and to vote at, the Annual Meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Candice L. Cheeseman

General Counsel and Secretary

Tulsa, Oklahoma

April 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be Held on May 25, 2011:

Stockholders may view the accompanying proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com.

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2011

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SemGroup Corporation, a Delaware corporation (the “Company,” “SemGroup,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders to be held on May 25, 2011, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 21, 2011, to stockholders of record on April 8, 2011.

Only holders of record of our Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on the record date, April 8, 2011, will be entitled to notice of, and to vote at, the Annual Meeting. We have authorized under our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) 90,000,000 shares of Class A Common Stock, of which 41,502,524 shares were outstanding as of the record date and are entitled to be voted at the Annual Meeting, and 10,000,000 shares of Class B Common Stock, of which 167,890 shares were outstanding as of the record date and are entitled to be voted at the Annual Meeting. At the Annual Meeting, holders of Class A Common Stock and Class B Common Stock will have one vote per share. All outstanding shares of Voting Stock are entitled to vote as a single class on all proposals submitted to a vote at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of SemGroup Corporation.

Q:	Where and when is the Annual Meeting?

A:	9:00 a.m., local time, May 25, 2011 at the Doubletree Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136.

Q:	What am I voting on at the Annual Meeting?

A:	•	The election of the seven nominees named in this proxy statement to our Board of Directors.

•	An advisory vote on executive compensation.

•	An advisory vote on the frequency of an advisory vote on executive compensation.

•	The ratification of BDO USA, LLP as our independent registered public accounting firm for 2011.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

•	“FOR” the election of all of the nominees for director named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of an advisory vote on the compensation of our named executive officers every year; and

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2011.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•

VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

•

VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

•	“FOR” the election of all of the nominees for director named in Proposal 1; and

•	“FOR” Proposals 2 and 4 and the option of “every one year” in Proposal 3.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of BNY Mellon Shareowner Services will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding Voting Stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1 – Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that the nominees with the largest number of votes “for” will be elected as directors, up to the maximum number of directors to be chosen at the election. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Proposal 2 – Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of shares of Voting Stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on SemGroup or the Board of Directors.

Proposal 3 – Frequency of Stockholder Advisory Vote on Executive Officer Compensation. The advisory vote regarding the frequency of the stockholder advisory vote to approve the compensation paid to our named executive officers is non-binding. However, our Board of Directors will consider the frequency receiving the greatest number of votes (every one, two or three years) as the frequency preferred by our by stockholders. Abstentions will not be counted as a vote for any of the frequency options and, accordingly, will have no effect on the frequency preferred by our stockholders.

Proposal 4 – Ratification of Independent Registered Public Accounting Firm. The appointment of BDO USA, LLP as our independent registered public accounting firm for the year 2011 will be ratified if a majority of the shares of Voting Stock present or represented by proxy and entitled to vote, vote in favor.

Abstentions with respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or any of the other proposals.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain matters (such as the ratification of independent registered public accounting firm) when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The election of directors, the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers and the vote on the frequency of advisory votes on executive officer compensation are considered “non-routine” matters. Accordingly, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our Common Stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by giving written notice to the Secretary of SemGroup at any time before it is voted. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Candice L. Cheeseman, Secretary, at (918) 524-8100.

Q:	When are the stockholder proposals for the Annual Meeting held in 2012 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Secretary at our executive offices at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, on or prior to December 23, 2011. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice of the matter to our Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 26, 2012, and no later than February 25, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than eleven directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. Directors are elected by the stockholders to serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The term of the current directors will expire at the Annual Meeting.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Ronald A. Ballschmiede, Sarah M. Barpoulis, John F. Chlebowski, Stanley C. Horton, Karl F. Kurz, Thomas R. McDaniel and Norman J. Szydlowski to the Board of Directors. All of the nominees are presently directors of SemGroup and were selected to serve on our Board of Directors pursuant to our plan of reorganization.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of each of the nominees for director. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

Our Board of Directors recommends a vote “FOR” all nominees for directors.

Nominees for Directors

Set forth below is information with respect to each nominee for director, including information they have furnished as to his or her principal occupation or employment for the past five or more years and certain other directorships held. Each nominee’s information below also includes a summary of each individual’s experience, qualifications, attributes and skills that have led to the conclusion that each individual should serve as a director. In addition to the specific experiences, qualifications, attributes and/or skills set forth below, each nominee generally has demonstrated the highest professional and personal ethics, a broad range of experience in business, government and/or technology, the ability to provide insights and practical wisdom based on his or her experience and expertise, a commitment to enhancing stockholder value, complied with legal and regulatory requirements and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup. See “–Corporate Governance–Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Ronald A. Ballschmiede, age 55, has served as a director of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. He currently serves as Chairman of the Board’s Audit Committee. Since 2006, Mr. Ballschmiede has served as executive vice president and chief financial officer of Chicago Bridge & Iron Co. N.V. (“CB&I”), a leading engineering, procurement and construction company that focuses on the energy and natural resource industry. Prior to joining CB&I, he had a 29-year career in public accounting, primarily focused on serving public companies in the manufacturing and construction industry. From 2002 until 2006, Mr. Ballschmiede served as a partner with Deloitte & Touche LLP. From 1977 to 2002, he was employed by Arthur Andersen, LLP, becoming a partner in its audit division in 1989. Mr. Ballschmiede graduated from Northern Illinois University with a Bachelor of Science degree in accounting and is a certified public accountant.

Mr. Ballschmiede provides the Board with extensive accounting and financial expertise gained from his service as executive vice president and chief financial officer of CB&I and his prior experience as a partner of

Deloitte & Touche LLP and Arthur Andersen, LLP. His experience and knowledge make him a valuable contributor of financial, accounting and risk management expertise to the Board. Mr. Ballschmiede qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Sarah M. Barpoulis, age 46, has served as a director of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. She currently serves on the Audit and Compensation Committees of the Board of Directors. Since 2003, she has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to February 2003, Ms. Barpoulis was employed with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc. (“National Energy”), a company that developed, built, owned and operated electric generating and natural gas pipeline facilities and provided energy trading, marketing and risk management services, last serving as senior vice president, commercial operations and trading from 2000. In July 2003, National Energy and certain of its affiliates voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland and emerged from bankruptcy in October 2004 to sell its major operating business units pursuant to its court-approved plan of reorganization. Ms. Barpoulis served from 2006 to 2008 as a director of Reliant Energy, Inc., where she served on the risk and financial oversight committee and compensation committee. Ms. Barpoulis has a master’s degree in business administration from the Tuck School of Business at Dartmouth College and a Bachelor of Science and engineering degree from Princeton University.

Ms. Barpoulis provides the Board with valuable executive-level leadership experience and risk management and business planning expertise obtained from her consulting services provided through Interim Energy Solutions, LLC and her varied roles of increasing responsibility with National Energy. She also has received a Certificate of Director Education from the NACD. Her risk management expertise, background and prior board and work experience allow her to be a valuable contributor to the Board.

John F. Chlebowski, age 65, has served as a director and Chairman of the Board of Directors of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. Mr. Chlebowski served as president and chief executive officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, he was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed from 1994 until 1997 as president and chief executive officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, and, prior to that, as vice president of finance and chief financial officer of GATX Corporation. He has served in the financial and energy segments of W.R. Grace & Co. Mr. Chlebowski is a director of First Midwest Bancorp, Inc., a bank holding company, and NRG Energy, Inc., a Fortune 500 company which owns and operates one of the largest and most diverse power generation portfolios in the United States. He is a former director of Laidlaw International, Inc., Phosphate Resource Partners and SpectraSite, Incorporated. Mr. Chlebowski graduated from Pennsylvania State University with a master’s degree in business administration. He also has a Bachelor of Science degree from the University of Delaware.

Mr. Chlebowski provides the Board a broad level of experience as a current and former director of a number of public companies and as a result of his executive leadership and financial management positions in diversified businesses, including, relevant to SemGroup’s business, the bulk liquid distribution business. In addition, Mr. Chlebowski has significant experience serving on the audit committee of other boards, including as chairman of the audit committee, and qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. He has also served on the Compensation and Nominating/Governance committees of several public companies identified above. His broad and extensive management and financial experience, leadership skills and corporate governance and related board knowledge allow him to be a valuable contributor to the Board as its Chairman.

Stanley C. Horton, age 61, has served as a director of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. He currently serves as Chairman of the Nominating & Governance Committee and on the Compensation Committee of the Board of Directors. Mr. Horton is an independent energy consultant providing consulting services to clients in both Europe and the U.S. In addition, since May 2008, Mr. Horton has served as chief executive officer of Semoran Holdings, LLC, a private company he founded that primarily invests in energy, real estate and water remediation. Mr. Horton has over 35 years of experience in the natural gas and energy industry. From April 2005 until April 2008, he served as president and chief operating officer of Cheniere Energy, Inc., a company engaged primarily in the business of developing, constructing and operating a network of onshore LNG receiving terminals and related natural gas pipelines. Mr. Horton also served as President and COO of Cheniere Energy Partners. From November 2004 to April 2005, Mr. Horton served as president and chief operating officer of Panhandle Energy, a wholly-owned subsidiary of Southern Union Co., and Cross-Country Energy Holdings, a joint venture of Southern Union and GE, which together owned and/or operated 17,000 miles of interstate natural gas pipelines, multiple storage facilities and a LNG receiving terminal. From June 2003 until November 2004, he was president and chief executive officer of CrossCountry Energy, which held interests in and operated natural gas pipelines. From September 2001 to June 2003, Mr. Horton served as chairman and chief executive officer of Enron Global Services, a subsidiary of Enron Corporation, which managed all of Enron’s North American pipeline business as well as other domestic and international power and distribution businesses during Enron’s bankruptcy proceedings. From 1997 to September 2001, Mr. Horton was chairman and chief executive officer of Enron Transportation Services, a subsidiary of Enron Corporation, where he had responsibility for all of Enron’s North American interstate natural gas pipeline and transmission line companies. In December 2001, Enron Corporation and various of its affiliates, including Enron Transportation Services, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Horton was chairman and chief executive officer of EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., prior to the bankruptcy reorganization filing of EOTT Energy Partners, L.P. in October 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. He has served as chairman of the board of directors of two public companies listed on the New York Stock Exchange and chairman of the board of directors of three energy industry associations. Mr. Horton graduated from Rollins College with a Master of Science degree in management and from the University of Central Florida with a Bachelor of Science degree.

Mr. Horton provides the Board with over 35 years of experience in the natural gas and energy industry, including specific industry experience relevant to SemGroup’s business. He brings substantial operational experience gained from his executive-level leadership history and the perspective of a former chief executive officer. In addition, Mr. Horton has international experience in various energy businesses, including in the U.K., Canada and Mexico, places in which SemGroup conducts business. Mr. Horton also brings an understanding of corporate governance and the role of board of directors and has received a Certificate of Director Education from the NACD. Mr. Horton is qualified to provide invaluable knowledge to the Board, particularly concerning issues affecting SemGroup.

Karl F. Kurz, age 49, has served as a director of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. He currently serves as Chairman of the Compensation Committee and on the Nominating & Governance Committee of the Board of Directors. Since September 2009, Mr. Kurz has served as a managing director of CCMP Capital Advisors, LLC, a global private equity firm. From 2000 to March 2009, he was employed with Anadarko Petroleum Corporation, one the largest independent oil and gas exploration and production companies in the world, last serving as chief operating officer from December 2006. Prior to this position, he served Anadarko Petroleum in various capacities, including as senior vice president, North America operations, midstream and marketing, general manager, U.S. onshore, senior vice president, marketing, and vice president, marketing. Prior to joining Anadarko Petroleum, Mr. Kurz previously served as general manager of midstream and marketing for Vastar Resources, Inc. and, prior to that, as manager of crude oil marketing for ARCO Oil & Gas Company. He currently serves on the board of Global Geophysical Services, Inc. and previously served on the board of Western Gas Partners from December 2007 through March 2009. Mr. Kurz graduated with a Bachelor of Science degree in petroleum engineering from Texas A&M University. He is also a graduate of Harvard University Business School’s advanced management program.

Mr. Kurz provides the Board extensive knowledge of the midstream energy services industry and executive-level leadership experience gained through his services provided to Anadarko Petroleum Corporation, Vastar Resources, Inc. and Arco Oil and Gas Company as described above. In addition, he brings public company board experience to our Board. His industry knowledge, executive-level leadership experience in relatively complex organizations and public company board experience allow Mr. Kurz to be a qualified and valuable contributor to the Board.

Thomas R. McDaniel, age 62, has served as a director of SemGroup since November 2009, pursuant to the SemGroup plan of reorganization. He currently serves on the Audit Committee and Nominating & Governance Committee of the Board of Directors. McDaniel was executive vice president, chief financial officer and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, he was chairman, chief executive officer and president of Edison Mission Energy, Edison International’s power generation subsidiary specializing in the development, acquisition, construction, management and operation of power production facilities. Prior to that, Mr. McDaniel served as president and chief executive officer of Edison Capital, a capital and financial services business subsidiary which invests worldwide in energy and infrastructure projects. Mr. McDaniel serves on the board of directors of SunPower Corporation, a manufacturer of high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. He also currently serves on the board of directors of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corp., the Senior Care Action Network (SCAN) and SCAN Foundation. Mr. McDaniel graduated from the University of California with a Bachelor of Science degree.

Mr. McDaniel has extensive operational and financial management experience gained from his roles of increasing responsibility with Edison International, a public company with annual revenue of $14.1 billion in fiscal 2008. In addition, he provides the Board with his experience as a director and audit committee member of a public company. Mr. McDaniel’s operational and financial management experience and his understanding of the role of board of directors allow him to be a valued contributor to the Board. Mr. McDaniel qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Norman J. Szydlowski, age 59, has served as a director and as President and Chief Executive Officer of SemGroup since November 2009. From January 2006 until January 2009, Mr. Szydlowski served as president and chief executive officer of Colonial Pipeline Company, an interstate common carrier of petroleum products. From 2004 to 2005, he served as a senior consultant to the Iraqi Ministry of Oil in Baghdad on behalf of the U.S. Department of Defense, where he led an advisory team in the rehabilitation, infrastructure security and development of future strategy of the Iraqi oil sector. From 2002 until 2004, he served as vice president of refining for Chevron Corporation (formerly ChevronTexaco), one of the world’s largest integrated energy companies. Mr. Szydlowski joined Chevron in 1981 and served in various capacities of increasing responsibility in sales, planning, supply chain management, refining and plant operations, transportation and construction engineering. Mr. Szydlowski graduated from Indiana University in Bloomington with a master’s degree in business administration. He also holds a Bachelor of Science degree in mechanical engineering from Kettering University.

As the current President and Chief Executive Officer of SemGroup, Mr. Szydlowski provides a management representative on the Board with knowledge of the day-to-day operations of SemGroup obtained as a result of his role. Thus, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Szydlowski brings to the Board considerable management and leadership experience, most recently as president and chief executive officer of Colonial Pipeline Company, and extensive knowledge of the energy industry and of our business gained during his 29-year career in the energy business.

Corporate Governance

Our Board of Directors is committed to sound and effective governance practices. Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines and Principles of the Board of Directors” which provide a framework of governance principles and procedures to assist in the operation of the Board of Directors. The guidelines address, among other things, director qualifications, director independence, composition of the board, director responsibilities, board committees, board self-evaluation and management review and succession. The Nominating and Corporate Governance Committee reviews the guidelines periodically, and the guidelines may be amended at any time upon recommendation by Nominating and Corporate Governance Committee and approval of the Board of Directors.

SemGroup has a Code of Business Conduct and Ethics for directors, officers (including the chief executive officer, principal financial officer and principal accounting officer) and employees. SemGroup also has a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which contain provisions specifically applicable to our chief executive officer and senior financial officers, including our chief financial officer, chief risk officer and chief accounting officer.

The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on our website at http://www.semgroupcorp.com under the “Corporate Governance” caption on the “Investor Relations” page and copies of these documents may also be obtained in print by any stockholder who requests them from our corporate secretary. If we amend the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or waive the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officer with respect to the chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver, as the case may be, at the same location on our website.

Director Independence. Our Board of Directors has adopted a formal set of categorical independence standards with respect to the determination of director independence based on the New York Stock Exchange or NYSE listing standards. These standards are set forth in our Director Nomination Policy which is available on our website at http://www.semgroupcorp.com under the “Corporate Governance” caption on the “Investor Relations” page. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In order to be considered independent a director must be determined to have no material relationship with the Company other than as a director.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received, and no member of his or her immediate family has received, more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

(i) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) is not a current employee of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) within the last three years was not, and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

In accordance with the Director Nomination Policy and the current director independence standards of the NYSE, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy and the NYSE independence standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

The Board of Directors has affirmatively determined that each of Mr. Ballschmiede, Ms. Barpoulis, Mr. Chlebowski, Mr. Horton, Mr. Kurz and Mr. McDaniel, current directors of the Company, are independent under the under the standards set forth in the Director Nomination Policy and the current director independence standards of the NYSE. Mr. Szydlowski is not considered to be independent because of his current employment as our Chief Executive Officer.

Board Meetings and Attendance. The Board held 11 meetings during the year ended December 31, 2010. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he or she then served. In addition, the Board of Directors took action seven times during 2010 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. The Annual Meeting will be our first annual meeting of our stockholders since our emergence from bankruptcy.

Board Leadership Structure and Role in Risk Oversight. While we currently separate the offices of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines and Principles specify that the Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer, as our Board believes it is in our best interest to have flexibility in selecting our Chairman and board leadership structure as future circumstances may warrant. Our Board’s oversight of risk management (discussed below) has had no effect on our leadership structure.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

Our Board of Directors is responsible for oversight of our enterprise-wide risk and has approved our Comprehensive Risk Management Policy that reflects an enterprise-wide approach to risk management and considers both financial and non-financial risks. Our Comprehensive Risk Management Policy is designed to ensure we:

•	identify and communicate our risk appetite and risk tolerances;

•	establish an organizational structure that prudently separates responsibilities for executing, valuing and reporting our business activities;

•	value (where appropriate), report and manage all material business risks in a timely and accurate manner;

•	effectively delegate authority for committing our resources;

•	foster the efficient use of capital and collateral; and

•	minimize the risk of a material adverse event.

The Audit Committee of our Board of Directors has oversight responsibilities for the implementation of, and compliance with, our Comprehensive Risk Management Policy on behalf of the Board of Directors.

While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We have established a risk management committee, comprised of corporate and business segment officers, which oversees the financial and non-financial risks associated with all activities governed by our Comprehensive Risk Management Policy, including: asset operations; marketing and trading; investments, divestitures, and other capital expenditures and dispositions; credit risk management; and other strategic activities. We also have a separate risk management group that is assigned responsibility for independently monitoring compliance with, reporting on, and enforcing the provisions of our Comprehensive Risk Management Policy.

Board Committees. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the current members of each of the committees qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the Committees and identifies our independent directors:

Name	Audit	Compensation	Nominating and Corporate Governance	Independent Directors
Ronald A. Ballschmiede	X*			X
Sarah M. Barpoulis	X	X		X
John F. Chlebowski				X
Stanley C. Horton		X	X*	X
Karl F. Kurz		X*	X	X
Thomas R. McDaniel	X		X	X
Norman J. Szydlowski

*	Denotes Committee Chairman.

Audit Committee. The Board of Directors has determined that Ronald A. Ballschmiede and Thomas R. McDaniel qualify as “audit committee financial experts” within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. We have in place and circulated a “whistleblower policy” entitled “Audit Committee Accounting Concern Resolution Policy.” The Audit Committee assists the Board of Directors in fulfilling its responsibilities by providing oversight relating to:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•

the engagement, compensation, independence and performance of our independent registered public accounting firm and their conduct of the annual audit of our financial statements and any other audit, review or attestation engagement;

•	our risk profile, including financial and non-financial risks;

•	compliance with our financial and risk management policies;

•	our legal and regulatory compliance;

•	the application of our related person transaction policy; and

•	the application of our codes of business conduct and ethics.

A more detailed description of the Audit Committee’s responsibilities can be found in its charter.

The Audit Committee held eight meetings during 2010. In addition, the Audit Committee took action one time during 2010 by unanimous written consent.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to management compensation policies and practices, including determining and approving the compensation for our executive officers (including our Chief Executive Officer), reviewing and approving management incentive compensation policies and programs and administrating our equity incentive plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

In considering and recommending the compensation of non-employee directors, the Compensation Committee may consider such factors as it deems appropriate, including historical compensation, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The compensation for our non-employee directors was established effective upon our emergence from bankruptcy in November 2009. In connection with the review of our non-employee director compensation by the Compensation Committee in 2010, the Compensation Committee retained Mercer (US) Inc. to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock-based compensation.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2010, the Compensation Committee did not form or utilize a subcommittee. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis under “Executive Compensation” below.

The Compensation Committee held five meetings during 2010. In addition, the Compensation Committee took action four times during 2010 by unanimous written consent.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Nominating and Corporate Governance Committee is responsible for identifying and recommending nominees for election or re-election as directors by stockholders at each annual meeting of stockholders, as well as candidates to fill vacancies on the Board of Directors should vacancies occur. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors our Corporate Governance Guidelines and Principles. The Nominating and Corporate Governance Committee held three meetings during 2010.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee has adopted a Director Nomination Policy, which is available on our website at http://www.semgroupcorp.com. The Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Committee may engage professional search firms to assist it in identifying and evaluating potential candidates. Any stockholder recommendations of candidates proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for director and should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. In addition, as described below, our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

In considering prospective nominees for the Board, the Nominating and Corporate Governance Committee will endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all stockholders. Candidates are selected for their ability to exercise good judgment and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee considers the following qualifications at a minimum to be required in recommending to the Board potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and wisdom relevant to our lines of business;

•	commitment to enhancing stockholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to no more than three directorships;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup; and

•	independence; a majority of the Board shall consist of independent directors, as defined in the Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. When considering potential nominees for the Board, the Committee will consider the criteria above and each potential nominee’s individual skills and qualifications in context of the current composition of the Board and needs of the Board at such time. In connection therewith, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender and ethnicity with respect to Board composition as a whole. With respect to diversity, particular emphasis is placed on identifying candidates whose experiences, qualities and skills complement and augment those of other Board members with respect to the Board of Directors as a group.

The Company’s Corporate Governance Guidelines and Principles provide that a director who changes substantially the principal occupation, position or responsibility he or she had when elected to the Board should volunteer to resign from the Board. The Nominating and Corporate Governance Committee will have the opportunity to evaluate the continued appropriateness of Board membership under the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Amended and Restated Bylaws that require advance notice and certain other information. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, SemGroup Corporation, Two Warren Place, 6210 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. The written notice must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice must contain certain information required under our Restated and Amended Bylaws, including, among other things, (i) the nominee’s name, age, business and residential addresses, written consent to being named in the proxy statement and to serving as director if elected, and any other information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) under the Securities Exchange Act of 1934 and (ii) with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Voting Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all agreements, arrangements or understandings between or among the stockholder and any other person or persons with respect to the nomination and the class and number of shares of Voting Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. For further information, stockholders may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of recommendation may recommend nominees for director to the Nominating and Governance Committee by delivering a written notice to our Secretary that satisfies the notice, information, and consent requirements of the Director Nomination Policy. The Committee will evaluate such recommended nominees against the same criteria that it uses to evaluate other nominees. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days prior to the anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, information regarding the proposed candidate to the Board of Directors and a signed statement by the candidate with respect to certain matters. The notice should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136.

Executive Sessions. Each regularly scheduled meeting of the Board of Directors includes an executive session of the non-management directors. These sessions are chaired by the independent, non-executive Chairman of the Board. If our non-management directors include any directors who have been determined not independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. Stockholders who wish to communicate with our Board of Directors or any of its committees may send written communications to: Board of Directors, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. In addition, stockholders and other interested parties may communicate with the Chairman of the Board or with the non-management directors as a group by writing to: Chairman of the Board, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules of the Securities and Exchange Commission, we are including in this proxy statement a separate resolution to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation objectives, philosophy and practices described in this proxy statement. As described in greater detail under “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things, (i) attract, motivate and retain highly-talented executives, (ii) link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors, and (iii) encourage executives to consider the impact of decisions to drive our short-term and long-term success. We believe that our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. Our executive compensation program has allowed us to attract and build a new leadership team who are focused on our business objectives, has repositioned our company for growth and helped achieve many of our 2010 objectives as noted in “2010 Accomplishments” under “Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Accordingly, our Board of Directors recommends our stockholders vote in favor of the say-on-pay proposal as set forth in the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in its Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the corresponding narrative discussion, is approved.”

This vote is advisory, and therefore nonbinding. Stockholders are strongly encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Board of Directors and the Compensation Committee expect to take into account the outcome of the vote in connection with their evaluation of our compensation program to the extent they can determine the stockholders’ concerns associated with any significant negative voting results.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

A FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and the related rules of the Securities and Exchange Commission, we are also including in this proxy statement a separate resolution to enable our stockholders to vote, on an advisory and non-binding basis, for their preference as to how frequently we should seek future say-on-pay advisory votes on the compensation of our named executive officers. Stockholders may indicate whether future advisory votes on executive compensation should occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors believes that a frequency of “every year” for the advisory vote on executive compensation is the most optimal interval for conducting and responding to a say-on-pay vote. The Board believes that an annual advisory vote on executive compensation will allow our stockholders to provide direct input on the philosophy, policies and practices of our executive compensation program as disclosed in the proxy statement every year. An annual advisory vote on our executive compensation will provide a better opportunity for stockholders to constructively communicate with us regarding their views on our executive compensation program on a timely basis. The Board understands that thoughtful analysis of executive compensation can be time-consuming for stockholders and that it may be difficult to assess the impact of any changes to our compensation practices within a one-year period. Accordingly, the Board understands that stockholders may have different views on the appropriate frequency for the say-on-pay vote and looks forward to receiving input on this matter.

The proxy card and the Internet and the telephone proxy submission procedures each will provide stockholders with the opportunity to choose among four options: holding the vote every one, two or three years, or abstaining. Stockholders will not be voting to approve or disapprove our Board of Directors’ recommendation.

Although this advisory vote on the frequency of the say-on-pay vote is nonbinding, our Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers.”

Our Board of Directors recommends that you vote “FOR” the option of once every year as the preferred frequency for the holding of future advisory votes on compensation of our named executive officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2011. BDO USA has been our independent auditor since December 2008. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of BDO USA as our independent auditor for 2011. If the stockholders do not ratify the appointment of BDO USA, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in the best interests of SemGroup.

A representative of BDO USA will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the ratification of BDO USA as our independent auditor for 2011.

Fees of Independent Registered Public Accounting Firm

Effective December 3, 2008, BDO USA, LLP was engaged as our independent auditor. The following table sets forth the fees for services provided to us:

	2010	2009
Audit fees	$2,724,570	$4,915,983
Audit-related fees	17,283	—
Tax fees	—	—
All other fees	—	—

Total	$2,741,853	$4,915,983

Audit fees include those related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, and audits of the financial statements of our subsidiaries (as required by our credit agreements and by regulations of the Securities and Exchange Commission). Audit fees also include consultations on accounting and reporting matters directly related to such audits. The amounts shown in each column represent the fees paid for the audit of the specified year’s financial statements, regardless of when the work was performed. During 2009 and 2010, BDO USA, LLP performed work related to the audits of our 2007 and 2008 financial statements. The fees for the audits of our 2007 and 2008 financial statements are not reflected in the table above.

Audit-related fees are related to the audit of a benefit plan. The amount reported in the table above represents the fees incurred for services performed during the specified year.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2010 and 2009 set forth in the table above were pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the tables below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

Principal Stockholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our outstanding shares of Class A Common Stock or Class B Common Stock as of March 31, 2011 (except as noted below). Percentage of class amounts are based on 41,502,934 shares of our Class A Common Stock and 167,890 shares of our Class B Common Stock outstanding as of March 31, 2011.

Name and Address	Number of Shares of Class A Common Stock		Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock
BNP Paribas	4,678,818	(1)	11.27%	—		—	11.23%
16 Boulevard des Italiens 75009 Paris, France

OZ Management LP	3,090,725	(2)	7.45%	—		—	7.42%
9 West 57th Street 39th Floor New York, NY 10019

Credit Agricole S.A.	2,117,254	(3)	5.10%	—		—	5.08%
91-93 boulevard Pasteur 75015 Paris, France

Invesco Senior Secured	6,668	(4)	*	68,955	(4)	41.07%	*
Management, Inc. 1166 Avenue of the Americas New York, NY 10036

*	Less than one percent.
(1)	Information is as of December 31, 2010 and is based on a Schedule 13G dated February 14, 2011, which was filed by BNP Paribas on behalf of its wholly owned subsidiaries. Such shares are directly held by BNP Paribas VPG SemGroup, LLC, a direct wholly owned subsidiary of BNP Paribas VPG Master, LLC, which is a direct wholly owned subsidiary of BNP Paribas. BNP Paribas reports shared voting power and shared dispositive power over all such shares.
(2)

Information is as of December 31, 2010 and is based on a Schedule 13G dated February 14, 2011, which was jointly filed by OZ Management, LP (“OZ”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Capital Management Group LLC (“OZM”), Daniel S. Och, and OZ Master Fund, Ltd. (“OZMD”). Each of OZ and OZHC has sole voting power and sole dispositive power over 2,858,152 shares, and each of OZM and OZMD has sole voting power and sole dispositive power over 3,090,725 and 2,504,703 shares, respectively. OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over such shares, including such an account for OZMD. OZHC serves as the general partner of OZ. As such, it may be deemed to control OZ and be the beneficial owner of the shares reported in the Schedule 13G. OZM is the sole shareholder of OZHC and Och-Ziff Holding LLC, which serves as the general partner of another investment fund with respect to the shares managed by OZ. As such, it may be deemed to be the beneficial owner of the shares reported in the Schedule 13G. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, he may be deemed to control OZM and be the beneficial owner of the shares reported in the Schedule 13G. Each of the reporting persons filing the Schedule 13G disclaims any beneficial ownership of any such shares.

(3)	Information is as of December 31, 2010 and is based on a Schedule 13G dated February 8, 2011, which was jointly filed by Credit Agricole S.A. (“Credit Agricole”) and Credit Agricole Corporate and Investment Bank (“CACIB”). Credit Agricole is the parent company of CACIB and owns 97.3% of CACIB’s shares. Each of Credit Agricole and CACIB reports shared voting power and shared dispositive power with respect to all such shares.
(4)	The record owner of such shares of Class A Common Stock is AIM Floating Rate Fund and the record owners of such shares of Class B Common Stock are Avalon Capital Ltd. 3 (14,982 shares); Champlain CLO Ltd. (17,945 shares); Diversified Credit Portfolio Ltd. (8,561 shares); Nautique Funding Ltd. (5,900 shares); Sagamore CLO Ltd. (7,491 shares); and Saratoga CLO I Ltd. (14,076 shares). Based on information provided to us on April 8, 2010, the authorized signatories with respect to the foregoing owners of record are Thomas Ewald, Gregory Stoekle, Scott Baskind and Joseph Rotondo.

Stock Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our Class A Common Stock as of March 31, 2011, by

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” below, and

•	all of our directors and executive officers as a group.

None of our directors or executive officers beneficially owns any of our Class B Common Stock.

Name of Owner or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)	Percentage of Class
Ronald A. Ballschmiede	9,711	*
Sarah M. Barpoulis	8,141	*
John F. Chlebowski	16,217	*
Stanley C. Horton	11,892	*
Karl F. Kurz	11,892	*
Thomas R. McDaniel	10,881	*
Norman J. Szydlowski	115,231	*
Robert N. Fitzgerald	25,646	*
Candice L. Cheeseman	21,369	*
Timothy R. O’Sullivan	8,773	*
David B. Gorte	10,695	*
All executive officers and directors as a group (11 people)	250,448	*

*	Less than one percent.
(1)	Shares beneficially owned include shares of restricted Class A Common Stock held by our directors and executive officers over which they have voting power but not investment power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary. During 2010, we implemented a compensation program designed to help us attract and retain a management team capable of implementing our Plan of Reorganization and operating as a public company. To be successful, our employees needed to overcome uncertain economic conditions, ill-will associated with the bankruptcy proceedings, and stringent debt covenants. Failure to comply with these covenants could result in an event of default and erode stockholder value. Therefore, we structured a compensation program designed to protect our assets in the near-term and position the company for future growth.

To protect our assets, we provided restricted stock and retention awards to key employees and implemented a severance agreement for officers with a two-year sunset provision. To position our company for future growth, we aligned our base salaries and benefits with the market and designed and implemented (i) a short-term incentive program for 2010 tied directly to our performance and (ii) a long-term incentive program that consists of time-based awards in 2010 and adds performance-based measures in 2011.

2010 Accomplishments. During 2010, we successfully overcame many challenges associated with market conditions, emergence from bankruptcy, and conversion to a public company. We attracted and built a new leadership team who remained focused on our business objectives, repositioned our company for growth and achieved many of our 2010 objectives, including the following:

•	Successfully listed on the New York Stock Exchange.

•	Commissioned the new Winslow, Arizona terminal to support SemStream’s Arizona propane subsidiary.

•	Launched SemMexico’s new portable asphalt plant concept at Torreon, Mexico.

•	Continued to build upon our presence in Cushing by adding additional storage tanks.

•	Achieved 90% or more of the 2010 financial targets in SemLogistics, SemGas, SemCAMS and White Cliffs business groups.

•	Negotiated new and more favorable bank financing for SemLogistics.

•	Sold the SemCanada Crude assets.

•	Built internal risk management capabilities and deployed a risk management framework.

•	Engaged with both new and old customers to reinforce that SemGroup is back and here to stay.

•	Defined company culture of the “New SemGroup,” including Company values and behaviors.

•	Designed a strategic plan for the Company to achieve growth and enhance stockholder value.

•	Formed a global safety team in our efforts to keep everyone safe.

•	Standardized many Company policies and procedures to be more efficient and effective in our work.

•	Successfully passed numerous functional and operational audits in our continued efforts to follow all the rules.

The following information explains our compensation philosophy and our compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our other three most highly compensated executive officers, all of whom we refer to as Named Executive Officers or “NEOs.”

Compensation Philosophy. Our Compensation Committee of the Board of Directors (the “Committee”) oversees an executive compensation program designed to motivate high performance, ethics and alignment with the interests of our stockholders. Our compensation program rewards our executive officers for achieving performance objectives and fostering as well as demonstrating our company values through defined employee and leadership competencies. This forms the basis of our pay-for-performance philosophy.

To support our compensation philosophy, we established the following objectives:

•	Attract, motivate and retain exceptional talent with market competitive compensation;

•	Link pay to performance;

•	Drive achievement of both long-term and annual business objectives;

•	Reinforce corporate values; and

•	Align executive compensation with stockholder interests.

We design, implement and administer our compensation program to support our philosophy and collectively achieve these objectives.

Compensation Overview. Consistent with our philosophy, our compensation program consists of a market-competitive pay mix designed to motivate performance that achieves our business objectives, is aligned with the interests of our stockholders, and is measured by obtaining the Right Results the Right Way. Right Results is an assessment of our executive’s success relative to his or her objectives as well as our four key foundational tenets which include his or her efforts to keep employees safe, do the right thing by the customer, follow all the rules, and be profitable and enhance stockholder value. Right Way reflects the NEOs’ behavior as exhibited through our Company’s values and defined leadership competencies.

Our compensation program for our executive officers consists of the following four direct components:

•	base salary;

•	short-term incentive program;

•	long-term incentive program; and

•	benefits.

Each form of compensation accomplishes different objectives. Dividing the total compensation awarded to executive officers among these components helps us achieve a balanced set of incentives to accomplish our goals.

Elements of Compensation. Our mix of compensation includes: base pay, short-term cash incentives, long-term equity incentives and benefits. The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objective	Key Features
Base Salary

•    Attract and retain executives by providing a stable income at a level that appropriately compensates NEOs for their day to day execution of their primary duties and is consistent with the market.

•    Link pay to performance and reinforce corporate values by basing annual merit increases on an executive’s direct contributions.

•    Annual review to ensure our compensation is in line with the market.

•    Annual adjustments based on performance rating and the market.

•    Committee approves base pay of CEO and other NEOs during first quarter of each year.

Short-term incentives

•    Drive achievement of annual business objectives by providing short-term incentives tied to achievement of company and individual goals.

•    Link pay to performance by directly tying goals to Company’s business objectives.

•    Attract talent and motivate high-performance by rewarding achievement of annual performance metrics.

•    Reinforce corporate values through shared performance objectives with an emphasis on our defined employee and leadership competencies.

•    Align executives with stockholders by setting performance metrics that will yield strong financial results.

•    Discretionary program.

•    Target performance measure levels set to achieve annual objectives.

•    Reviewed annually in relation to current market data and approved by the Committee.

•    Funded through the achievement of annual performance measures.

Long-term incentives

•    Attract, retain and motivate high-performance by providing equity awards that provide opportunity to share in long-term wealth creation.

•    Link pay to performance by directly linking payouts to achievement of long-term performance measures.

•    Drive achievement of long-term business objectives by rewarding the achievement of long-term performance measures and sustained performance by the Company.

•    Align with best interests of stockholders by reinforcing the critical objective of building stockholder value over the long-term.

•    In the form of equity awards under our Equity Incentive Plan.

•    Vest in increments over a three year period.

•    Individual targets set in relation to current market data and executive’s role at the Company and approved by the Committee.

Benefits	• Attract and retain individuals by offering market competitive benefits.	• Reviewed annually to ensure they are competitive with the market.

The Committee believes that the majority of an executive’s compensation should be based on his or her contribution to the success of the Company and the creation of value for our stockholders. Our executive compensation is heavily weighted toward variable, “at risk”, pay elements based on performance. To further strengthen our alignment with stockholders, the majority of our executives’ “at risk” compensation is based on our long-term success.

Compensation Methodology. Setting executive pay is an annual process that involves our management, our Committee, our Audit Committee and compensation consultants. We review our pay programs to ensure consistency with our compensation philosophy and business objectives. Our Committee strives to target total direct compensation levels to be competitive with the market in which we compete for executive talent.

We review each NEO’s total compensation in light of market conditions and individual responsibilities and accomplishments. Part of this review includes considering the appropriate compensation level and mix. Each individual element of compensation is reviewed against the market median which represents the 50th percentile of compensation paid to similarly situated executives represented in the survey market data to ensure our compensation is in line with the market. Variations from the median may occur due to experience, skills, criticality of function to the Company and the sustained performance of the executive.

Role of the Compensation Committee. The Committee operates pursuant to its formal charter. Under the charter, the Committee is charged with establishing our compensation program and compensation policies, approving compensation program designs, establishing targets under the compensation program, and administering and approving payouts to our NEOs pursuant to such program. For all NEOs, except the CEO, the Committee reviews the CEO’s recommendations, supporting market data and individual performance assessments. The Committee also has responsibility for determining the compensation of our CEO. The charter authorizes the Committee to engage consultants and other professionals without management approval to the extent necessary.

Role of Management. Our CEO and other executive officers develop recommendations regarding the appropriate level and mix of compensation for their direct reports. Recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Committee, market data from nationally recognized executive and industry related salary surveys, and the individual responsibilities and performance of each direct report.

Our CEO and Vice President of Human Resources provide support to the Committee and attend all Committee meetings, but are not present for discussion of their individual compensation.

Our Chief Accounting Officer validates achievement of financial performance measures prior to the determination of any payouts.

Role of Audit Committee. With respect to our CFO and our Chief Risk Officer, who are both NEOs, the Audit Committee of the Board of Directors consults with management and the Committee about their respective performance evaluation and compensation.

Additionally, the Audit Committee validates the calculation of our achievement percentage for each performance measure prior to the determination of our incentive pool. Our Internal Audit function confirms the short-term incentive payout calculations before payments are processed.

Role of Management’s Compensation Consultant. In the second quarter of 2009, prior to our emergence from bankruptcy, management engaged the firm of Longnecker & Associates (“Longnecker”) to advise us in the design of our executive compensation program. Longnecker provided an analysis of trends and compensation based on survey data for both general industry and oil and gas industry groups. In March 2010, following our emergence from bankruptcy, our new management engaged Pay Governance LLC (formerly Towers Watson & Co.) to provide information, analyses, and advice regarding executive compensation. Additionally, Pay Governance provided advice on:

•	our overall total compensation program;

•	the design of our long-term incentive program;

•	our short-term incentive program;

•	retention programs; and

•	compensation trends and changes in compensation governance.

Role of the Independent Compensation Consultant. In addition to management’s consultant, the Committee retained Mercer (US) Inc. to serve as the Committee’s independent compensation consultant on matters related to executive compensation, including the review of executive compensation recommendations provided by management and its consultants. Mercer also provided guidance on director compensation. Mercer reports directly to the Committee and performs no other services for the Company.

2010 Compensation. 2010 compensation program and pay decisions reflect:

•	our 2010 performance and achievements;

•	compensation market data;

•	the administration of a compensation program designed to help the Company emerge from bankruptcy; and

•	the implementation of a compensation program designed to enhance stockholder value.

2010 Market Data. Longnecker provided the market data used when designing our NEOs’ compensation program for 2010. Aggregate market data was obtained from recognized third party executive compensation survey companies. Generally, a range of annual revenues of the companies whose data is included in the aggregate analysis is provided by the third party surveys, but the identities of the specific companies included in the surveys were not disclosed. The survey data included companies that operate in the energy industry and were statistically regressed according to our projected 2009 revenue. Although our projected 2009 revenue was used for this purpose, our actual 2009 revenue, after giving pro forma effect to the reconsolidation of our Canadian subsidiaries, turned out to be similar to this projected 2009 revenue. The Committee reviewed market data at the 50th percentile when setting our executive compensation from the following surveys:

•	Economic Research Institute 2009 Executive Compensation Assessor (our focus was on the crude petroleum pipelines industry data);

•	Watson Wyatt 2009/2010 survey Report on Top Management Compensation (our focus was on the utilities and energy sector data for companies with revenue ranging from $500 million to $2.5 billion); and

•	2009 Mercer Energy Benchmark (our focus was on the energy sector data for companies with revenue ranging from $1.0 billion to $3.0 billion)

Longnecker also identified a peer group of publicly-traded midstream energy and oil and gas companies that are generally representative of the types of companies we compete against for talent. In selecting the peer companies, revenue was not a determining factor. Longnecker used the peer group for the limited purpose of conducting an analysis of perquisites and annual incentive programs (primarily the percentage of base salary paid out under bonus programs) to assist us with evaluating and establishing these components of executive compensation. The peer group is comprised of the following companies:

• Energy Transfer Partners	• DCP Midstream Partners

• NuStar Energy	• Magellan Midstream Partners

• Copano Energy	• Spectra Energy Partners

• MarkWest Energy Partners	• Southwestern Energy

After reviewing comparable compensation market information, the Committee established NEO compensation for 2010 resulting in the following target pay mix for our NEOs:

Executive Officer	Position	Base Salary	Short-term Incentive	Long-term Incentive*
Norman J. Szydlowski	Chief Executive Officer	21%	16%	63%
Robert N. Fitzgerald	Chief Financial Officer	30%	18%	52%
Candice L. Cheeseman	General Counsel	30%	17%	53%
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives	43%	17%	40%
David B. Gorte	Chief Risk Officer	42%	17%	41%

*	Represents emergence equity awards as discussed below.

Actual payments made to our NEOs pursuant to each pay element are discussed below.

2010 Direct Compensation.

Base Salary. During the first quarter, recommendations are made by the CEO to the Committee on base pay for the year. The Committee considers the recommendations and approves the base pay of our CEO and other NEOs. Base pay affects other elements of our total compensation including our short-term and long-term incentives. In approving base salaries for the NEOs, the Committee considers the impact on the NEOs’ total compensation.

In 2010, our CEO received no increase in base salary and the other NEOs, who were with us in 2009, received nominal merit increases. After considering the experience and skills of the NEOs and their total compensation levels and mix relative to market, the Committee believes the percent increases given are appropriate.

Short-Term Incentives. Our NEOs participate in our short-term incentive program which rewards employees for making decisions that improve our performance in line with our annual objectives. Similar to base pay, competitive market information is used to determine short-term incentive targets (as expressed as a percent of base pay) for each executive officer. Our short-term incentives are based on achievement of certain performance measures and attainment of these performance measures can result in payments of short-term incentives along a continuum between threshold and maximum levels, which correspond to 0% through 200% of the NEO’s short-term incentive target.

The annual short-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2010 were as follows:

Target
Chief Executive Officer	75%
Chief Financial Officer	60%
General Counsel	60%
Vice President, Corporate Planning and Strategic Initiatives	40%
Chief Risk Officer	40%

The Consolidated Net Income and Consolidated EBITDA prescribed by our Plan of Reorganization were established as our performance measures for our 2010 short-term incentive program. These performance measures directly reflect our efforts to stabilize the business and grow the Company’s value for our stockholders. For each of our NEOs, the performance measures were weighted as follows:

Consolidated SemGroup Performance
EBITDA	Net Income
75%	25%

The short-term incentive program began funding only when all business segments that were parties to our North American Credit Agreement met a minimum level of EBITDA of $89.1 million, in the aggregate, for 2010. This mechanism reflected the view of the Committee and management that it is inappropriate to pay short-term incentives if we do not meet a minimum overall level of financial performance. Actual funding for the short-term incentive pool was determined using an achievement factor that reflects our actual performance in relation to the targeted performance for each performance measure. Recommendations for each NEO were based on the NEO’s target short-term incentive payout adjusted for the achievement factor. We used the following to calculate each NEO’s short-term incentive payout:

Eligible Earnings for 2010 x Short-term Incentive Target % x (sum of the (Weighting of

Performance Measure x Achievement Factor for the Performance Measure) for each

Performance Measure)

Our incentive program allows for the Committee to make adjustments in the calculation of our performance relative to the performance measures to reflect certain business events. When determining which adjustments are appropriate, we are guided by the principle that incentive payments should not result in unearned windfalls or impose undue penalties. We believe the adjustments improve the alignment of incentives with stockholder value creation and ensure performance measures effectively encourage our NEOs to take actions to create value for stockholders. In evaluating our 2010 performance, we made adjustments for certain accounting transactions that were either non-cash or non-recurring in nature, or related to our efforts to appropriately value and account for our business following emergence from bankruptcy, including without limitation:

•	Impairment of goodwill or other intangibles;

•	Non-cash effects related to fresh start reporting;

•	Changes in accounting treatment related to sales of certain assets;

•	Unrealized gains or losses from derivative transactions; and

•	Other unusual items that could result in unearned windfalls or undue penalties to NEOs.

The Audit Committee validates our calculation of the achievement of each performance measure, as adjusted for these items, and ensures consistency with our financial statements.

The chart below shows the achievement of our 2010 short-term incentive performance measures and the resulting payout level. It is important to note that setting the performance measures based on expectations in the Plan of Reorganization provided target levels of performance that were very challenging for the Company. The demands of emerging from bankruptcy and the economic environment during 2010 are reflected in our achievement of our short-term incentive performance measures being below our established targets.

Performance Metric	Threshold ($ millions)	Target ($ millions)	Maximum ($ millions)	Actual Performance (% of Target)	Achievement Factor (% of Target to be Paid)
Consolidated EBITDA	$149.2	$186.5	$214.5	82.5%	53.2%
Consolidated Net Income	$22.3	$27.9	$32.1	0%	0%

The Committee certified these results and approved payment of the 2010 short-term incentive program. Our NEOs received, on average, 42% of their short-term incentive target payout.

Long-Term Incentive Awards. We provide long-term incentives in the form of equity awards under our Equity Incentive Plan. The Committee oversees the administration of the Equity Incentive Plan with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award.

To determine the value of equity awards to be granted to NEOs, we consider the following factors:

•	the proportion of long-term incentives relative to base pay;

•	the NEO’s impact on our performance and ability to create value;

•	our long-term business objectives;

•	awards made to executives in similar positions with other comparably sized energy companies; and

•	the NEO’s performance.

For 2010, “emergence” equity awards were granted to support our efforts to attract and retain our management team as well as align our NEOs with the interests of stockholders. The emergence awards are time-based restricted stock awards that vest in equal increments over a three year period with one-third of the restricted shares vesting on each anniversary of the grant date. Longnecker provided market information regarding the size of emergence equity awards for each NEO relative to similar positions at other companies emerging from bankruptcy in order to assist us in determining the number of shares to be granted. All NEO’s received emergence grants in 2010 except for our CEO who received his emergence grant in 2009. The value of these awards, using a value of $25 per share, which is the per share value attributed to our common stock in our Plan of Reorganization, ranges from 100% to 300% of the NEOs’ 2009 base salary. We introduced performance-based equity awards in 2011.

In general, we plan to make our annual equity grants around the same time each year. It is expected that newly hired or promoted executives may receive equity grants on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date. The Committee approves all equity grants to the NEOs and the grant date for such awards is on or after the date of such approval.

The Committee does not intend to make equity grants in anticipation of the release of material non-public information and does not intend to time the release of such information based on equity award grant dates.

Benefits. Our NEOs currently receive the same level of health and welfare benefits provided to all employees. In addition, our NEOs participate in our 401(k) Plan which provides for a matching contribution of a portion of an employee’s annual tax-deferred contribution. Our NEOs currently receive no perquisites (perks) or supplemental benefits, except for the following:

•

Tax and Financial Planning Allowance: We provide up to $15,000 annually to our CEO for annual income tax return preparation and financial planning to provide expertise on current tax laws, to assist with personal financial planning and to prepare for contingencies such as death and disability. We provide this benefit in order to help our CEO keep his focus on his responsibilities at SemGroup.

•

Relocation: We provided our CEO with relocation assistance, which included temporary living, travel and other relocation expenses. We provided this benefit to attract our CEO to our company and minimize distractions during his transition.

Other Executive Compensation in 2010.

Bonus Payments. To attract our new leadership team, we offered signing bonuses to two of our NEOs. Mr. Fitzgerald received a $125,000 signing bonus in May 2010 in consideration of his compensation package at his previous employer and in order to encourage him to accept our offer of employment. Ms. Cheeseman received a $115,000 signing bonus in August 2010 in consideration of her compensation package at her previous employer and in order to encourage her to accept our offer of employment. In addition, Mr. O’Sullivan received a $5,000 performance bonus paid in 2011, but earned in 2010 for the achievement of certain business objectives in our international business units.

Retention Program. Upon emergence from bankruptcy, our employees held no form of equity compensation. In addition to our emergence grants issued pursuant to our Equity Incentive Plan, we implemented a retention program as part of our efforts to protect our assets, stabilize our workforce and retain our key employees, including our NEOs.

In designing the retention program, we took the following steps:

•	Focused on groups with retention issues;

•	Met with organization leaders to identify key employees who were critical to the business; and

•	Met with our compensation consultant to design the overall retention program.

The resulting executive retention program includes two components: a retention award and an executive severance agreement with a two-year sunset provision. Executives could receive one or both of these components. Two of our NEOs received retention awards and all of our NEOs were offered an executive severance agreement with the exception of our CEO who has an employment agreement.

Retention Awards. Retention awards were issued as a percentage of base salary for two of our NEOs in June 2010. These awards are to be settled in either cash and/or common stock at the end of the retention period which is December 31, 2011. Listed below are the NEOs who received retention awards and their related value:

Executive Officer	Title	Retention Award Value
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives	$120,848
David B. Gorte	Chief Risk Officer	$115,667

Executive Severance Agreements. In June 2010, we entered into severance agreements with each of our NEOs, other than our CEO and Chief Risk Officer, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment under the circumstances and for the reasons described below. Each severance agreement is for a term ending on the second anniversary of the date of such agreement. Additionally, each severance agreement provides for a twelve month non-compete period following the termination of employment, regardless of the reason for the termination.

Employment Agreements. We entered into an employment agreement with our President and CEO, Norman J. Szydlowski on November 30, 2009. Mr. Szydlowski receives compensation in accordance with this employment agreement as reflected in the executive compensation tables below. The Committee believed it was necessary for us to enter into an employment agreement with Mr. Szydlowski to secure his employment and assistance in building a leadership team capable of implementing the Plan of Reorganization and successfully operating as a public company.

Change in Control. Mr. Szydlowski’s employment agreement and the executive severance agreements noted above provide that the executive may receive severance benefits in the event of a change in control of the Company. These arrangements provide for a “double trigger” before cash severance payments will be paid (i.e., there must be a change in control and the executive’s employment must terminate without cause or resignation for good reason after the change in control). The severance benefits will not be “grossed up” for any tax liabilities that the executive may incur upon such termination.

We are providing these benefits in recognition of the importance to us and our stockholders of avoiding distractions and the loss of our CEO and certain executives that may occur in connection with rumored or actual change in control of the Company. We protect stockholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	incentives to remain with us despite uncertainties while a transaction is under consideration or pending;

•	assurance of severance and benefits if terminated; and

•	access to the equity component of total compensation after a change in control.

Additional information regarding the change in control provisions for the NEOs and estimated payments to them associated with a change in control can be found in the Potential Payments Upon Termination or Change In Control table below and the accompanying narrative.

2011 Compensation Program Changes. The Committee regularly reviews our existing pay programs to ensure we are able to attract and retain the talent needed to deliver the financial and operating performance necessary to create stockholder value. As part of this process, in 2010 we conducted a full review of our peer group and each of aspect of our compensation program. With the bankruptcy proceedings and emergence as a public company largely behind us, we focused on establishing a comprehensive compensation program capable of achieving our compensation objectives and positioning our company for growth. Based on this review, our 2011 base salary and structure of our short-term incentive program remain consistent with 2010, although our 2011 short-term incentive is tied directly to objectives in our Strategic Plan approved in 2010. We have made changes to our long-term incentive program to include performance-based measures, adopted stock ownership guidelines, and further refined our peer group.

Long-Term Incentive Plan. We have refined the design of our long-term incentive plan to motivate growth. Our long-term incentive plan includes time-based restricted stock awards and/or performance based restricted stock unit (RSU) awards. The long-term mix for our executives, including NEOs, differs from other employees due to the desire to have a substantial part of the long-term incentives be performance-based. For NEOs for 2011, we have allocated stock awards as follows: 50% time-vested restricted stock with a three-year cliff vesting period and 50% performance based RSUs with a three-year performance period. We are using relative Total Stockholder Return (TSR) and Consolidated Return on Capital Employed (ROCE) as the performance measures for the three-year performance based RSUs. NEOs will earn their targeted performance-based RSUs only if we deliver a targeted ROCE that reflects the typical expected rate of return on midstream assets and our cost of capital and/or achieve attractive TSR relative to our peer group of companies. A partial award can be earned on achievement of either metric.

Our Committee supports this design as it is equity-based and delivers a significant portion of the equity in performance-based awards to NEOs and other executives who have the greatest ability to influence our financial results and strengthens their alignment with stockholders.

Stock Ownership Policy. For 2011, we implemented a Stock Ownership Policy for our executive officers, including NEOs, which we believe will further strengthen our NEOs’ alignment with stockholders. All NEOs must hold an equity interest in the Company equal to a specified multiple of their base pay. Executives are required to retain 100% of annual equity awards, net of taxes, until ownership requirements are met. 50% of the unvested equity awards will count towards the ownership requirements. We intend to periodically review the policy and adjust as deemed appropriate. The chart below shows the NEO stock ownership guidelines which will go into effect January 1, 2012.

Position	Holding Requirement as a Percent of Base Pay
CEO	3x
NEO	2x
Other Executive Officers	1x

Peer Group Analysis. As we introduced performance-based RSUs to our long-term incentive program, we reviewed our peer group to ensure that is was still appropriate. Changes to our peer group were made to better reflect our industry segment and where we compete for business and employee talent. While some the companies in our peer group have revenues, assets and market capitalization larger than SemGroup, we believe the expanded peer group is better aligned with our current organization as well as the strategic vision of our company.

The peer group established includes the following 13 companies, which comprise a mix of both direct competitors and companies whose primary business was similar to at least one of our business groups:

• Atlas Pipeline Partners	• Magellan Midstream

• Crosstex Energy	• NuStar Energy

• Enbridge Energy Partners	• ONEOK Partners

• Enterprise Products Partners	• Plains All American

• Genesis Energy	• Sunoco Logistics

• Inergy	• Williams Partners

• Kinder Morgan Energy

In addition, to using our peer group for measuring a portion of our performance-based restricted stock awards, we intend to use this peer group’s proxy data to further validate our compensation for our executives.

Clawback Policy. The Committee has approved changes to the 2011 short-term incentive program and the form of award agreements for 2011 long-term incentive awards that require the participants and grantees to return any incentive-based compensation which we determine we are required to recover from the participants and grantees under any clawback policy that we may adopt from time to time. The Committee expects to approve a clawback policy that complies with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the Securities and Exchange Commission approves final rules implementing the requirement.

Our executive severance agreements discussed above already contain certain forfeiture and clawback provisions in the event that the executive breaches any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenants in the agreements.

Compensation Program as it Relates to Risk. We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that at this time they are not reasonably likely to have a material adverse effect on the Company.

In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•

Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Level of Compensation: Our total direct compensation is designed to be competitive with the marketplace and aligned with the interest of our stockholders.

•

Short-term Incentive: Our short-term incentive plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200% of target levels. Our short-term incentive is discretionary and is subject to the Committee’s approval.

•	Equity Awards: Our restricted stock awards drive a long-term perspective and vest over a three-year period.

•	Board/Committee Oversight: The Board of Directors and the Committee maintain full discretion of reviewing and administering all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and our key foundational tenets.

•	Comprehensive Risk Management Policy: Our policy provides that employees will not be compensated for exposing us to undue risk as determined by our senior management and/or Board of Directors.

Our compensation program is intended to motivate NEOs and employees to achieve business objectives that generate stockholder returns while demonstrating behaviors that are consistent with our values.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its three other most highly compensated executive officers, other than the CFO. Compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. We intend to design a large share of our incentive compensation for our NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, if future compliance with Section 162(m) is inconsistent with our compensation philosophy or what is believed to be in the best interests of our stockholders, then future compensation arrangements may not be fully deductible under Section 162(m). For example, our emergence equity awards of restricted stock which are time-vested do not qualify as performance-based and may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of SemGroup and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Karl F. Kurz, Chairman

Sarah M. Barpoulis

Stanley C. Horton

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010 and 2009. Messrs Szydlowski, Fitzgerald and Gorte joined SemGroup on November 30, 2009. Candice Cheeseman joined SemGroup in February 2010, and Timothy O’Sullivan became a named executive officer in April 2010.

We currently have an employment agreement with Mr. Szydlowski. For additional information regarding this employment agreement, see “Potential Payments Upon Termination or Change in Control—Employment Agreements” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Norman J. Szydlowski	2010	793,039	—	—	—	236,408	—	115,564	1,145,011
President and Chief Executive Officer	2009	69,885	—	2,370,000	—	—	—	189,717	2,629,602

Robert N. Fitzgerald	2010	334,284	125,000	577,500	—	79,562	—	12,250	1,128,596
Senior Vice President and Chief Financial Officer	2009	30,462	—	—	—	—	—	2,954	33,416

Candice L. Cheeseman	2010	250,962	115,000	507,500	—	63,643	—	12,250	949,355
General Counsel and Secretary

Timothy R. O’Sullivan	2010	241,416	5,000	225,000	—	56,168	—	11,268	538,852
Vice President, Corporate Planning and Strategic Initiatives

David B. Gorte	2010	231,988	—	230,000	—	46,102	—	11,085	519,175
Chief Risk Officer	2009	21,231	—	—	—	—	—	46,333	67,564

(1)	Represents (a) signing bonuses paid to Mr. Fitzgerald and Ms. Cheeseman as an inducement to accept our employment offer and (b) a performance bonus paid to Mr. O’Sullivan for the achievement of certain business objectives in our international business units.
(2)	Represents the grant date fair value computed in accordance with ASC 718 “Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock granted under our Equity Incentive Plan. The assumptions used to value the stock awards are included in Note 21 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. The amounts shown do not represent amounts paid to such executive officers.

(3)	Represents awards under our short-term incentive program adopted in 2010 based on our achievement of certain performance metrics specified therein. Amounts were based on partial achievement of the performance metrics for 2010.
(4)	All Other Compensation for fiscal 2010 includes amounts allocated under our 401(k) matching contribution and perquisites. Perquisites provided to our named executive officers include (a) tax and financial planning services for Mr. Szydlowski and (b) temporary living, travel and other relocation expenses. The table below shows the components of this column for 2010:

Name	401(k) Matching Contribution ($)	Tax and Financial Planning ($)	Relocation ($)	Total Other Compensation ($)
Norman J. Szydlowski	8,327	15,000	92,237	115,564
Robert N. Fitzgerald	12,250	—	—	12,250
Candice Cheeseman	12,250	—	—	12,250
Timothy R. O’Sullivan	11,268	—	—	11,268
David B. Gorte	11,085	—	—	11,085

Grants of Plan-Based Awards During 2010

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2010. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Norman J. Szydlowski	—	—	—	592,500	1,185,000	—	—	—	—	—	—	—

Robert N. Fitzgerald	1/11/10	12/10/09	—	—	—	—	—	—	23,100	—	—	577,500
	—	—	—	199,403	398,806	—	—	—	—	—	—	—

Candice L. Cheeseman	2/22/10	12/10/09	—	—	—	—	—	—	20,300	—	—	507,500
	—	—	—	159,506	319,012	—	—	—	—	—	—	—

Timothy R. O’Sullivan	1/11/10	12/10/09	—	—	—	—	—	—	9,000	—	—	225,000
	—	—	—	96,241	192,482	—	—	—	—	—	—	—

David B. Gorte	1/11/10	12/10/09	—	—	—	—	—	—	9,200	—	—	230,000
	—	—	—	92,435	184,870	—	—	—	—	—	—	—

(1)	Represents estimated possible payouts under our short-term incentive program. The estimated possible payout amounts are based on the applicable bonus target percentage and base salary for each named executive officer in effect for 2010. Actual incentive payments for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Represents restricted shares of our Class A Common Stock granted under our Equity Incentive Plan. Such awards vest in equal annual installments over a three year period from the date of grant.
(3)	Represents the fair value of the stock awards on the grant date based on a value of our Class A Common Stock of $25.00 per share on such date, which was the per share value attributed to our Class A Common Stock in our plan of reorganization.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table summarizes the option and stock awards that we have made to our named executive officers, which are outstanding as of December 31, 2010.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Norman J. Szydlowski	—	—	—	—	—	63,200	(2)	1,717,144	—	—
Robert N. Fitzgerald	—	—	—	—	—	23,000	(3)	624,910	—	—
Candice L. Cheeseman	—	—	—	—	—	20,300	(4)	551,551	—	—
Timothy R. O’Sullivan	—	—	—	—	—	8,900	(5)	241,813	—	—
David B. Gorte	—	—	—	—	—	9,100	(6)	247,247	—	—

(1)	Based on the closing price of our Class A Common Stock on December 31, 2010 ($27.17), as reported on the New York Stock Exchange.
(2)	These shares of restricted stock vest as follows: 31,600 shares on each of December 31, 2011 and 2012.
(3)	These shares of restricted stock vest as follows: 7,600 shares on January 11, 2011, and 7,700 shares on each of January 11, 2012 and 2013.
(4)	These shares of restricted stock vest as follows: 6,767 shares on each of February 22, 2011 and 2012, and 6,766 shares on February 22, 2013.
(5)	These shares of restricted stock vest as follows: 2,900 shares on January 11, 2011, and 3,000 shares on each of January 11, 2012 and 2013.
(6)	These shares of restricted stock vest as follows: 2,967 shares on January 11, 2011, 3,067 shares on January 11, 2012, and 3,066 shares on January 11, 2013.

Option Exercises and Stock Vested During 2010

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Norman J. Szydlowski	—	—	31,600	858,572
Robert N. Fitzgerald	—	—	100	2,300
Candice L. Cheeseman	—	—	—	—
Timothy R. O’Sullivan	—	—	100	2,300
David B. Gorte	—	—	100	2,300

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Based on the closing price of our Class A Common Stock on the day the stock vested, as reported on the New York Stock Exchange.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers, or NEOs, in the event of a termination of employment or a change in control of SemGroup.

Employment Agreements. We entered into an employment agreement with Norman J. Szydlowski on November 30, 2009. We have not entered into an employment agreement with any of our NEOs other than with Mr. Szydlowski. The employment agreement may be terminated at any time, with or without good cause or for any or no cause, by Mr. Szydlowski or by us. Mr. Szydlowski’s base salary under the agreement is $790,000 per year. In addition, Mr. Szydlowski may receive annual cash incentives payable for the achievement of certain performance goals established by our Board of Directors or our Compensation Committee. Under the agreement, he was awarded 94,800 shares of restricted stock, with vesting to occur in three equal annual installments on December 31 of 2010, 2011 and 2012. Mr. Szydlowski is entitled to reimbursement for his annual income tax preparation and financial planning up to $15,000 per year.

In the event Mr. Szydlowski’s employment is terminated by us without cause, or should Mr. Szydlowski resign for good reason, in each case not in connection with or following a change in control, Mr. Szydlowski is entitled to (i) a severance payment equal to two times his base salary in effect at the time of termination and (ii) immediate vesting of 50 percent of those shares of restricted stock awarded under the employment agreement that are unvested as of the date of termination.

Upon a change in control, all of Mr. Szydlowski’s unvested shares of restricted stock awarded under the employment agreement shall immediately vest. In the event Mr. Szydlowski’s employment is terminated by us without cause, or should Mr. Szydlowski resign for good reason, in each case in connection with or following a change in control, Mr. Szydlowski is entitled to (i) a severance payment equal to two times his base salary in effect at the time of termination and (ii) immediate vesting of any unvested shares of such restricted stock.

The receipt by Mr. Szydlowski of any payments or benefits pursuant to his employment agreement is subject to his compliance with the following restrictions set forth in the employment agreement:

•	for a period of two years following the date of termination, Mr. Szydlowski is restricted from disparaging or criticizing us and we are restricted from disparaging or criticizing him;

•	for a period of five years following the date of termination, Mr. Szydlowski must keep all of our trade secrets and proprietary information confidential;

•	for a period of eighteen months following the date of termination, Mr. Szydlowski may not, directly or indirectly, compete with us; and

•

for a period of two years following the date of termination, Mr. Szydlowski may not, directly or indirectly, encourage any of our employees to quit or leave our employ or solicit any third party who is our customer to cease being our customer or take away from us the business of such customer.

Regardless of the manner in which Mr. Szydlowski’s employment terminates, he is entitled to receive amounts earned during his term of employment, including accrued salary, accrued, but unused, vacation pay and unreimbursed business expenses.

Cause is defined in Mr. Szydlowski’s employment agreement as:

•	he has committed a willful serious act, such as embezzlement against the Company or other wrongful act intending to enrich himself at the expense of the Company or conviction of a felony;

•	he has engaged in willful or wanton improper conduct that has caused demonstrable and serious injury, monetary or otherwise, to the Company;

•	in carrying out his duties he has been guilty of willful gross neglect or willful gross misconduct, resulting in either case in material harm to the Company; or

•

he has refused to carry out his duties in gross dereliction of duty and, after receiving written notice to such effect from our Chairman of the Board, he fails to cure the existing problem within 30 days.

Good reason is defined in Mr. Szydlowski’s employment agreement as the occurrence of any of the following, without his express written consent:

•

a significant reduction of his responsibilities, relative to his responsibilities in effect immediately prior to such reduction, including a reduction in responsibilities by virtue of a Change in Control;

•

a material reduction in the kind or level of welfare and/or retirement benefits relative to the benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company; or

•

the failure of the Company to comply with its obligations and commitments under the employment agreement, which failure is not cured within 30 days after written notice to the Company (which notice and opportunity to cure shall not be required if it is apparent that the Company lacks the ability or willingness to so comply).

A change in control is defined in Mr. Szydlowski’s employment agreement as the occurrence of any of the following events:

•

any consolidation, amalgamation or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

•	the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person;

•

during any period of twelve consecutive months, individuals who, as of the beginning of such period, constituted the Company’s entire Board of Directors (together with any new directors whose election by such board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

•	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Severance Agreements. In June 2010, we entered into severance agreements with each of our NEOs, other than Norman J. Szydlowski and David B. Gorte, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment for the reasons described below. Each severance agreement is for a term ending on the second anniversary of the date of such agreement. The definitions of certain words in quotations are provided below.

Each severance agreement generally provides that if within two years after a “change in control” of the Company (i) an NEO resigns for “good reason” or (ii) the employment of an NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation,” such NEO is entitled to the following:

•

within 10 business days after the termination data, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to two times his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•

continued participation in our medical benefit plans for so long as the NEO elects coverage or 18 months from the termination whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	all unvested stock options, shares of restricted stock and restricted stock units held by the NEO will vest and will be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Notwithstanding the foregoing, if any amount or benefit to be paid above would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under a severance agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

If an NEO’s employment is terminated for “cause,” the NEO is entitled to a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid.

If an NEO’s employment is terminated by us without cause prior to a change in control, such NEO is entitled to the following:

•

within 30- business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amount s or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•	all unvested stock options, shares of restricted stock and restricted stock units held by the NEO will only vest and will be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any known longer applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Pursuant to the severance agreements, during the term of the severance agreement and for a period of twelve months following the date of termination of employment, an NEO may not, directly or indirectly, compete with us or encourage any of our employees to quit or leave our employ or solicit any third party who is an established customer of ours to cease being our customer or take away from us the business of such customer. The severance agreements also require an NEO to keep all our trade secrets and proprietary information confidential, restrict an NEO from disparaging or criticizing us and restrict us from disparaging or criticizing the NEO.

The severance agreements with our NEOs use the following definitions:

“Cause” means an NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•

willful or reckless violation or disregard of the Company’s code of business conduct and ethics, any applicable code of ethics for our CEO and senior financial officers or any policy of the Company or its subsidiaries; or

•	habitual or gross neglect of his or her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our Certificate of Incorporation, bylaws, any applicable indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as related to a conviction or plea or nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its subsidiaries or affiliates or required by law shall not be cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be cause if the NEO acted under the advice of counsel representing the Company or required by the legal process.

“Change in control” means:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to one vote generally in the election of directors (“Voting Securities”), unless such person owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion immediately before such acquisition;

•

our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•

consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the

Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur with respect to an NEO if (i) the NEO agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means the cessation of an NEO’s employment by us or affiliates (during the period beginning upon a change in control and continuing for two years or until the termination of the agreement, whichever happens first), if the NEO is employed by the successor in substantially the same position and the successor has assumed our obligations under the severance agreement.

“Good reason” means, generally, a material adverse reduction in the nature and scope of the NEO’s office, position, duties, functions, responsibilities or authority, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to peer executives, a relocation of generally more than 50 miles, a successor company’s failure to honor the agreement or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Potential Payments upon Termination or Change in Control as of December 31, 2010. The following tables show potential payments of severance and/or benefits to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such NEOs, assuming a change in control date or termination date of December 31, 2010, and, where applicable, using the closing price of our Class A Common Stock of $27.17 (as reported on the New York Stock Exchange) as of December 31, 2010. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

	Cash Severance Payment	Continuation of Medical Benefits(1)	Acceleration of Restricted Stock Awards	Out- Placement Services	Total Potential Payments
Norman J. Szydlowski
• Disability	—	—	—	—	—
• Death	—	—	$1,717,144	—	$1,717,144
• Voluntary termination without good reason or termination for cause	—	—	—	—	—
• Termination without cause or resignation for good reason(2)	$1,580,000	—	$858,572	—	$2,438,572
• Change in Control (“CIC”)	—	—	$1,717,144	—	$1,717,144
• Termination without cause or resignation for good reason after CIC(2)(3)	$1,580,000	—	$1,717,144	—	$3,297,144

Robert N. Fitzgerald
• Disability	—	—	—	—	—
• Death	—	—	$624,910	—	$624,910
• Voluntary termination without good reason or termination for cause	—	—	—	—	—
• Termination without cause or resignation for good reason(4)	$532,274	$26,629	—	$10,000	$568,903
• CIC	—	—	—	—	—
• Termination without cause or resignation for good reason after CIC(4)	$1,064,548	$26,629	$624,910	$10,000	$1,726,087

Candice L. Cheeseman
• Disability	—	—	—	—	—
• Death	—	—	$551,551	—	$551,551
• Voluntary termination without good reason or termination for cause	—	—	—	—	—
• Termination without cause or resignation for good reason(4)	$449,506	$26,500	—	$10,000	$486,006
• CIC	—	—	—	—	—
• Termination without cause or resignation for good reason after CIC(4)	$899,012	$26,500	$551,551	$10,000	$1,487,063

Timothy R. O’Sullivan
• Disability	—	—	—	—	—
• Death	—	—	$241,813	—	$241,813
• Voluntary termination without good reason or termination for cause	—	—	—	—	—
• Termination without cause or resignation for good reason(4)	$337,936	$26,629	—	$10,000	$374,565
• CIC	—	—	—	—	—
• Termination without cause or resignation for good reason after CIC(4)	$675,872	$26,629	$241,813	$10,000	$954,314

	Cash Severance Payment	Continuation of Medical Benefits(1)	Acceleration of Restricted Stock Awards	Out- Placement Services	Total Potential Payments
David B. Gorte
• Disability	—	—	—	—	—
• Death	—	—	$247,247	—	$247,247
• Voluntary termination without good reason or termination for cause	—	—	—	—	—
• Termination without cause or resignation for good reason	—	—	—	—	—
• CIC	—	—	—	—	—
• Termination without cause or resignation for good reason after CIC	—	—	$247,247	—	$247,247

(1)	Represents the value of continued participation in our medical benefit plans for a period of 18 months following termination in the same manner and at same costs as similarly situated active employees.
(2)	Pursuant to the terms of Mr. Szydlowski’s employment agreement, the cash severance payment is to be made in four equal installments to be paid at six month intervals over the 24 months following his termination beginning six months from the termination date.
(3)	The amounts reflected for termination without cause or resignation for good reason after a change in control include the benefits Mr. Szydlowski would receive in the event of a change in control as a sole event without the involuntary or good reason termination.
(4)	Pursuant to the terms of each respective severance agreement, the cash severance payment is to be made on the first business day following six months after the termination date.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee was composed of Karl F. Kurz, Sarah M. Barpoulis and Stanley C. Horton, all of whom are independent directors. During 2010, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation for serving on our Board of Directors. We do not pay our employees who serve on Board of Directors any additional compensation for Board membership. Our Compensation Committee reviews from time to time the compensation we pay to our non-employee directors and, if appropriate, recommends changes or adjustments to such compensation. The compensation we pay to our non-employee directors consists of a cash retainer and equity awards as shown in the following table. We also reimburse directors for out-of-pocket expenses in connection with attending board and committee meetings. The annual cash retainer and equity award are paid to the non-employee directors on a June 1 through May 31 fiscal-year basis.

	Total Compensation(1)	Annual Cash Retainer	Committee Meeting Fees(2)	Annual Equity Grant(3)
Non-Executive Chairman of the Board	$237,000	$124,500	—	$112,500
Chairman – Audit Committee	$197,000	$104,500	$2,000	$92,500
Members – Audit Committee	$162,000	$87,000	$2,000	$75,000
Chairman– Nominating/Governance Committee	$177,000	$94,500	$2,000	$82,500
Chairman – Compensation Committee	$177,000	$94,500	$2,000	$82,500
Members – Nominating/Governance Committee	$162,000	$87,000	$2,000	$75,000
Members – Compensation Committee	$162,000	$87,000	$2,000	$75,000
Members – Board Only	$162,000	$87,000	—	$75,000

(1)	Total compensation is the sum of the cash and equity retainers paid on an annual basis and does not include committee meeting fees. Each non-employee director receives the highest total compensation he or she is entitled to pursuant to the table. No non-employee director is entitled to compensation from more than one row of the table.
(2)	Committee meeting fees are paid only to members of the committee for their attendance at each meeting of their respective committees and not to other non-employee directors who attend a committee meeting voluntarily. If the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that committee, that director will be entitled to be paid a committee meeting fee.
(3)	All equity grants are made as shares of restricted stock under our Equity Incentive Plan. The number of shares of restricted stock is determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

The shares of restricted stock are subject to forfeiture provisions, which generally lapse on the first anniversary of the date of the grant. Shares held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death. Non-employee directors are required to retain all stock received as compensation while they are serving as members of the Board, except they may sell shares to cover tax liability associated with the vesting of restricted stock and, upon written request, transfer shares to a spouse to be held in common ownership with the director and to certain trusts for the sole benefit of a director and, provided the director serves as trustee, for the benefit of the director’s spouse or minor children.

The non-employee directors can elect to defer all or a portion of their annual cash retainer in five percent (5%) increments. Any deferred compensation amounts are maintained in a deferred money account, which does not bear interest. Deferred compensation amounts are credited as a dollar amount to the director’s deferred money account on the date such cash compensation otherwise would be payable in cash to the director. The director at all times is 100% vested in his or her deferred money account.

Director Compensation Table for 2010

The following table sets forth a summary of the compensation earned, paid or awarded to our non-employee directors for the year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John F. Chlebowski	124,500	114,800	—	—	—	—	239,300
Ronald A. Ballschmiede	122,500	94,400	—	—	—	—	216,900
Sarah M. Barpoulis	115,000	76,525	—	—	—	—	191,525
Stanley C. Horton	110,500	84,175	—	—	—	—	194,675
Karl F. Kurz	110,500	84,175	—	—	—	—	194,675
Thomas R. McDaniel	111,000	76,525	—	—	—	—	187,525

(1)	Mr. Szydlowski is not included in this table as he was an officer and employee of the Company and thus received no compensation for service as a director. The compensation received by Mr. Szydlowski for 2010 as an officer and employee is shown in the Summary Compensation Table above.
(2)	The fees paid in cash include (a) the annual cash retainer for services for 2010 and (b) committee meeting fees.
(3)	These amounts represent the grant date fair value computed in accordance with the ASC Topic 718, “Stock Compensation,” which excludes the effect of estimated forfeitures, of shares of restricted stock granted under our Equity Incentive Plan. The assumptions used to value these stock awards are included in Note 21 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. The amounts shown do not represent amounts paid to the directors. The following table provides information on the restricted stock awards in 2010 for the directors. These awards are for services from June 2010 through May 2011. The fair value of the restricted stock awarded was based on the estimated value of our Class A Common Stock on the grant date. As of December 31, 2010, each director had an aggregate number of shares of restricted Class A Common Stock equal to the number of shares awarded to such director set forth in the following table.

Name	Award Date	Shares Awarded	Grant Date Fair Value ($/Share)	Grant Date Fair Value of Restricted Stock Awards ($)
John F. Chlebowski	6/15/2010	4,592	25.00	114,800
Ronald A. Ballschmiede	6/15/2010	3,776	25.00	94,400
Sarah M. Barpoulis	6/15/2010	3,061	25.00	76,525
Stanley C. Horton	6/15/2010	3,367	25.00	84,175
Karl F. Kurz	6/15/2010	3,367	25.00	84,175
Thomas R. McDaniel	6/15/2010	3,061	25.00	76,525

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders(1)	113,120	(2)	—	2,182,213	(3)

Total	113,120			2,182,213

(1)	Our Equity Incentive Plan was approved by the requisite creditors as part of our plan of reorganization, which was confirmed by order of the U.S. Bankruptcy Court on October 28, 2009. See the following summary under “Equity Incentive Plan” for a description of our Equity Incentive Plan.
(2)	Represents shares issuable upon vesting of restricted stock units, which units have no exercise price.
(3)	Represents shares of our Class A Common Stock available for issuance under our Equity Incentive Plan. Shares of our Class A Common Stock may be issued under our Equity Incentive Plan pursuant to the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock-based awards, including restricted stock units, and performance-based compensation.

Equity Incentive Plan

Our Equity Incentive Plan was adopted in connection with our reorganization and became effective as of November 30, 2009. The purpose of the Equity Incentive Plan is to attract, retain and motivate our officers, employees and non-employee directors providing services to our company, its subsidiaries and affiliates, and to promote our business by providing participants with appropriate incentives in our long-term success.

A total of 2,781,635 shares of our Class A Common Stock are authorized for issuance pursuant to all awards granted under the Equity Incentive Plan. The number of shares that may be issued under the Equity Incentive Plan or under outstanding awards are adjusted in the event of certain corporate events or transactions as discussed below under “Adjustment of Awards.” Shares subject to awards that expire or are forfeited, cancelled, terminated or settled in cash do not count as shares issued under the Equity Incentive Plan and are again available for awards under the Equity Incentive Plan. The number of shares with respect to awards denominated in shares that may be granted to any participant in any calendar year under the Equity Incentive Plan may not exceed 500,000 shares.

The Equity Incentive Plan authorizes the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards, including restricted stock units and performance-based compensation. Awards may be granted to non-employee directors, officers and employees of our company and officers and employees of our subsidiaries and affiliates. However, incentive stock options may be granted only to employees. To date, we have granted only restricted stock, restricted stock unit and performance share unit awards under the Equity Incentive Plan.

Administration. The Equity Incentive Plan is administered by the Compensation Committee of our Board of Directors or any committee subsequently designated by our Board of Directors to administer the Equity Incentive Plan. The Compensation Committee has the discretion to determine the individuals to whom awards may be granted under the Equity Incentive Plan, the number of shares of our Class A Common Stock subject to each award, the type of award, the manner in which such awards will vest and the other conditions applicable to awards. The Compensation Committee is empowered to clarify, construe or resolve any ambiguity in any provision of the Equity Incentive Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the Equity Incentive Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our Board of Directors are final and binding.

Award Agreements. Awards granted under the Equity Incentive Plan will be evidenced by award agreements that provide additional terms and conditions associated with such awards, as determined by the Compensation Committee in its discretion. In the event of any conflict between the provisions of the Equity Incentive Plan and any such award agreement, the provisions of the Equity Incentive Plan will control.

Stock Options. The Compensation Committee will determine the exercise price and other terms for each stock option granted under the Equity Incentive Plan and whether the options are nonqualified stock options or incentive stock options, but the exercise price of any option will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. Incentive stock options may be granted only to employees and are subject to certain other restrictions. A participant may exercise an option by written notice and payment of the exercise price in cash, shares or a combination of cash and shares, as determined by the Compensation Committee, or, if there is a public market for the shares, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and promptly deliver payment to us out of the proceeds of the exercise price for the shares purchased. The maximum term of any option granted under the Equity Incentive Plan is ten years from the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or SARs, independent of, or in tandem with, a stock option. The exercise price per share of a SAR will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. The Compensation Committee will determine the other terms applicable to SARs. The maximum term of any SAR granted under the Equity Incentive Plan is ten years from the date of grant. Generally, each SAR will entitle a participant, upon exercise, to receive an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our Class A Common Stock over the exercise price, multiplied by

•	the number of shares of Class A Common Stock covered by the SAR.

Payment may be made in shares of our Class A Common Stock, cash, other property or any combination thereof, all as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee may grant an award of restricted stock under the Equity Incentive Plan. Restricted stock awards are a grant of a specified number of shares of our Class A Common Stock, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant will specify the period(s) of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the Compensation Committee may determine, subject to the terms of the Equity Incentive Plan. The Compensation Committee will determine and set forth in the award agreement whether a recipient of restricted stock shall have the right to exercise voting rights with respect to the restricted stock during the restricted period and/or have the right to receive dividends on the restricted stock during the restricted period.

Stock-Based Awards; Restricted Stock Units. The Compensation Committee may award other types of stock-based awards under the Equity Incentive Plan that are valued, in whole or in part, by reference to, or based on the fair market value of our Class A Common Stock, including restricted stock units. Restricted stock units may entitle the holder to receive a specified number of shares of our Class A Common Stock, cash, or a combination of shares and cash, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of a specified performance objectives. Subject to the provisions of the Equity Incentive Plan, the Compensation Committee will determine whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and such shares, and all other terms and conditions of such awards.

Performance-Based Compensation. To the extent permitted by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Compensation Committee may design any award so that the amounts or shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based on the achievement of objective performance goals established in writing by the Compensation Committee. Performance goals may be based on one or more of the following measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market; (xiv) revenue or sales; (xv) costs; (xvi) cash flows; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Transferability of Awards; Conditions and Restrictions on Shares. Unless otherwise determined by the Compensation Committee, awards granted under the Equity Incentive Plan are not transferable other than by will or the laws of descent and distribution. The Compensation Committee may impose such transfer restrictions on any shares received in connection with an award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our Class A Common Stock covered by any award until the participant becomes the record holder of such shares.

Adjustment of Awards. In the event of a corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, spin-off of similar event or transaction, in order to prevent dilution or enlargement of participants’ rights under the Equity Incentive Plan, the Compensation Committee will make certain adjustments to awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares that may be issued under the Equity Incentive Plan or under particular awards, the grant price or purchase price applicable to outstanding awards, and other value determinations applicable to the Equity Incentive Plan or outstanding awards.

In the event we experience a change in control (as defined in the Equity Incentive Plan), the Compensation Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including, without limitation:

•	continuation or assumption of such awards by the surviving company or corporation;

•	substitution by the surviving company or corporation of awards with substantially similar awards;

•	acceleration of vesting and exercisability of awards;

•

upon written notice, provide that any outstanding awards must be exercised, to the extent exercisable, during a reasonable period of time prior to the consummation of the event, and at the end of such period, such awards shall terminate to the extent not so exercised in the relevant period; and

•	cancellation of awards for fair value as determined by the Compensation Committee.

Amendment and Termination. The Compensation Committee may amend or terminate the Equity Incentive Plan or any award agreement at any time; provided that stockholder approval will be needed for an amendment if:

•	such approval is necessary to comply with any applicable tax or regulatory requirement;

•	the amendment would increase the number of shares available for awards under the Equity Incentive Plan;

•	the amendment would result in a material increase in benefits under the Equity Incentive Plan or a change in eligibility requirements; or

•

the amendment would reduce the exercise price of any outstanding stock options or grant prices of any outstanding SARs or the cancellation of any outstanding stock options or SARs for cash or other awards, such as other options or SARs having an exercise price or grant price per share, as applicable, that is less than such price of the original options or SARs.

No amendment or termination is permitted without the consent of the participants, if such amendment or termination would materially diminish the participants’ rights under the Equity Incentive Plan or any award.

No awards will be granted after November 30, 2019.

Compliance with Code Section 409A. To the extent that the Equity Incentive Plan or awards are subject to Section 409A of the Code, the Compensation Committee may, in its sole discretion and without a participant’s prior consent, amend the Equity Incentive Plan or awards, adopt policies and procedures, or take any other actions as are necessary or appropriate to either exempt the Equity Incentive Plan or any award from the application of Section 409A of the Code, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A of the Code.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its responsibilities for the general oversight of the integrity of our financial statements and our financial reporting process, including our system of internal control over financial reporting. Management has the primary responsibility for the financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm, BDO USA, LLP (“BDO USA”), is responsible for performing an independent audit of our financial statements in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2010 with management and with our independent registered public accounting firm. In this context, the Audit Committee has discussed with BDO USA the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from BDO USA the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with BDO USA its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2010 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Ronald A. Ballschmiede (Chairman)

Sarah M. Barpoulis

Thomas R. McDaniel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy and procedures for the identification, review and approval of related person transactions which is set forth in our Related Person Transaction Policy. Pursuant to the policy, our General Counsel is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (i) in which we or any of our affiliates participate or will participate, (ii) the amount involved exceeds $120,000, and (iii) in which in any executive officer, director or director nominee of ours, any person who is the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing individuals (a “related person”) has or will have a direct or indirect material interest.

To assist our General Counsel in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, our General Counsel determines that a proposed transaction is a related person transaction, our General Counsel must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chairman of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in our ordinary course of business;

•	whether the transaction was initiated by us or the related person;

•	whether the transaction with the related person is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the transaction;

•	the approximate dollar value of the amount involved in the transaction and whether such amount is material to us;

•	the related person’s interest in the transaction (including the approximate dollar value of the amount of the such related person’s interest in the transaction); and

•	any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify a related person transaction only if it determines that the transaction is consistent with our best interests as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on us or the related person. Absent this approval, no such related person transaction may be entered into by us.

Transactions with Related Persons

The law firm of Conner & Winters, LLP, of which Mark D. Berman is a partner, performs legal services for us. Mr. Berman is the spouse of Candice L. Cheeseman, our General Counsel. The engagement of Conner & Winters, LLP was approved by our Audit Committee in compliance with the procedures set forth for the approval of related person transactions in our Related Person Transaction Policy in connection with our hiring of Ms. Cheeseman in February 2010. Conner & Winters, LLP had been providing legal services to us prior to our hiring of Ms. Cheeseman. Mr. Berman does not perform any legal services for us. We paid $2,834,103 in legal fees and related expenses to this law firm for services rendered during 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our Class A Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2010.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2010, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2010, which is required to be filed with the Securities and Exchange Commission, will be made available to stockholders to whom this proxy statement is mailed, without charge, upon written or oral request to Investor Relations, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, telephone number: (918) 524-8081. Our Annual Report on Form 10-K also may be accessed through our website at http://www.semgroupcorp.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 25, 2011:

Stockholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Candice L. Cheeseman

General Counsel and Secretary

April 21, 2011

Tulsa, Oklahoma

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET

http://www.proxyvoting.com/semg

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4, AND THE FREQUENCY OF “1 YEAR” ON PROPOSAL 3. Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR Proposals 1 and 2, the frequency of 1 YEAR on Proposal 3 and FOR Proposal 4.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. Election of directors.

Nominees:

01 Ronald A. Ballschmiede

02 Sarah M. Barpoulis

03 John F. Chlebowski

04 Stanley C. Horton

05 Karl F. Kurz

06 Thomas R. McDaniel

07 Norman J. Szydlowski

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.

1 YEAR 2 YEARS 3 YEARS ABSTAIN

3. To select, on a non-binding advisory basis, the frequency of future stockholder advisory votes on executive compensation.

FOR AGAINST ABSTAIN

4. Ratification of BDO USA, LLP as independent registered public accounting firm for 2011.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Mark Here for Address Change or Comments

SEE REVERSE

Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.

Signature Signature Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be Held on May 25, 2011:

Stockholders may view the proxy statement, this form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com.

FOLD AND DETACH HERE

PROXY

SEMGROUP CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2011

The undersigned hereby appoints John F. Chlebowski, Stanley C. Horton and Norman J. Szydlowski, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Class A Common Stock and/or Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SemGroup Corporation to be held on the 25th day of May, 2011, at 9:00 a.m., local time, at the Doubletree Hotel Tulsa at Warren Place, 6110 South Yale, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(continued and to be signed on reverse side)

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